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                                                                    EXHIBIT 99.3

                               CISCO SYSTEMS, INC.

                        STOCK OPTION ASSUMPTION AGREEMENT
                  PSIONIC SOFTWARE, INC. 2000 STOCK OPTION PLAN

OPTIONEE:((First_Name))((Last_Name)),

            STOCK OPTION ASSUMPTION AGREEMENT effective as of the 20th day of December, 2002 by Cisco Systems, Inc., a California corporation ("Cisco").

            WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of common stock of Psionic Software, Inc., a Delaware corporation ("Psionic"), which were granted to Optionee pursuant to the Psionic Software, Inc. 2000 Stock Option Plan (the "Plan") and are each evidenced by a Notice of Grant of Stock Option and Stock Option Agreement (together the "Option Agreement"), with any shares purchased under such options to be subject to the terms and conditions of the applicable Option Agreement.

            WHEREAS, Psionic has been acquired by Cisco (the "Merger") pursuant to an Agreement and Plan of Merger and Reorganization dated October 21, 2002 (the "Merger Agreement") which requires Cisco to assume all obligations of Psionic under each outstanding option under the Plan upon the consummation of the Merger and to issue to the holder of each such outstanding option an agreement evidencing such assumption of the option.

            WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is 0.139780 shares of Cisco common stock, par value $0.001 per share ("Cisco Stock") for each outstanding share of share of Psionic common stock ("Psionic Stock").

            WHEREAS, the purpose of this Agreement is to evidence the assumption by Cisco of the outstanding options held by Optionee at the time of the consummation of the Merger (the "Effective Time") and to reflect certain adjustments to Optionee's outstanding options which have become necessary in connection with their assumption by Cisco.

            NOW, THEREFORE, it is hereby agreed as follows:

            1. The number of shares of Psionic Stock subject to the option held by Optionee immediately prior to the Effective Time (the "Psionic Option") and the exercise price payable per share are set forth below. Cisco hereby assumes, as of the Effective Time, all the duties and obligations of Psionic under each Psionic Option. In connection with such assumption, the number of shares of Cisco Stock purchasable under each Psionic Option hereby assumed and the exercise price payable thereunder, have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Cisco Stock subject to each Psionic Option hereby assumed shall be as specified for that option below, and the adjusted exercise price payable per share of Cisco Stock under the assumed Psionic Option shall also be as indicated for that option below.

                PSIONIC STOCK OPTIONS                                       CISCO ASSUMED OPTIONS
----------------------------------------------------          ----------------------------------------------
 Number of Shares of                Exercise Price            Number of Shares of          Adjusted Exercise
Psionic Common Stock                   per Share               Cisco Common Stock           Price per Share
--------------------              ------------------          -------------------          -----------------
 ((Psionic_Shares))               $((Psionic_Price))            ((Cisco_Shares))            $((Cisco_Price))

            2. The intent of the foregoing adjustments to each assumed Psionic Option is to assure that the spread between the aggregate fair market value of the shares of Cisco Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be substantially the same as (and in no event greater than) the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Psionic Stock subject to the Psionic Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the Psionic Option immediately prior to the Merger.

            3. The following provisions shall govern each Psionic Option hereby assumed by Cisco:

                  (a) Unless the context otherwise requires, all references in the Option Agreement and the Plan shall be adjusted as follows: (i) all references to the "Company" shall mean Cisco, (ii) all references to "Plan" shall mean the Psionic, Inc. 2000 Stock Option Plan as assumed pursuant to the Merger Agreement, (iii) all references to "Stock" shall mean the common stock of Cisco, par value $0.001 per share, (iv) all references to "Option Shares" shall mean the shares of Cisco common stock subject to the assumed Psionic Option, (v) all references to "Board" or "Board of Directors" shall mean the Board of Directors of Cisco and (vi) all references to the "Committee" shall mean the Compensation Committee of the Cisco Board of Directors.

                  (b) The grant date and the expiration date of each assumed Psionic Option and all other provisions which govern either the exercise or the termination of the assumed Psionic Option shall remain the same as set forth in the Option Agreement applicable to that option, and the provisions of the Plan and the Option Agreement shall accordingly govern and control Optionee's rights to purchase Cisco Stock under the assumed Psionic Option.

                  (c) Pursuant to the terms of the applicable Option Agreements (as may have been modified in connection with the Merger) and the Plan, none of the assumed Psionic Options shall vest or become exercisable on an accelerated basis upon the consummation of the Merger. Accordingly, each Psionic Option assumed by Cisco shall continue to vest and become exercisable for any shares of


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      Cisco Stock subject to that option in accordance with the same installment vesting schedule in effect under the applicable Option Agreement immediately prior to the Effective Time; provided, however, that the number of shares of Cisco Stock subject to each such installment shall be adjusted to reflect the Exchange Ratio.

                  (d) For purposes of applying any and all provisions of the Option Agreement and/or the Plan relating to Optionee's period of Service with Psionic or its parent and subsidiary corporations, Optionee shall be deemed to continue in such Service status for so long as Optionee renders services to Cisco or any present or future majority-owned Cisco subsidiary in the capacity of an employee, consultant or board member. Accordingly, the provisions of the Option Agreement governing the termination of the assumed Psionic Options and the limited period during which those options may be exercised following Optionee's cessation of Service shall hereafter be applied on the basis of Optionee's cessation of Service in such capacity with Cisco and its majority-owned subsidiaries. Each assumed Psionic Option shall accordingly terminate upon the expiration of the designated time period following Optionee's cessation of Service set forth in the Option Agreement for that option, as measured from the date of Optionee's cessation of Service in such capacity with Cisco and its majority-owned subsidiaries.

                  (e) The adjusted exercise price payable for the Cisco Stock subject to each assumed Psionic Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option.

                  (f) In order to exercise each assumed Psionic Option, Optionee must deliver to Cisco a written notice of exercise in which the number of shares of Cisco Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Cisco Stock and should be delivered to Cisco at the following address:

                           Cisco Systems, Inc.
                           170 West Tasman Drive
                           MS 11-3
                           San Jose, CA 95134
                           Attention:  Stock Administration

            4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.


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            IN WITNESS WHEREOF, Cisco Systems, Inc. has caused this Stock Option
Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the 20th day of December, 2002.

                                     CISCO SYSTEMS, INC.

                                     By:________________________________________
                                              Larry R. Carter
                                              Corporate Secretary


                                 ACKNOWLEDGMENT

            The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Psionic Options hereby assumed by Cisco are as set forth in the Option Agreement, the Plan, as applicable, and such Stock Option Assumption Agreement.

                                          ______________________________________
                                          ((FIRST_NAME)) ((LAST_NAME)), OPTIONEE

DATED: ___________________, 2003


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